Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
(212) 930-9400
News Release

COMPANY CONTACTS	[NYSE: SFI]

Catherine D. Rice	Andrew G. Backman
Chief Financial Officer	Vice President – Investor Relations

iStar Financial Announces First Quarter 2006 Results

•                       First quarter new financing commitments total $663 million in 16 separate transactions.

•                       Adjusted earnings per diluted common share were $0.90 for the first quarter 2006, up 22% year-over-year.

•                       Total revenues reach a record $224.6 million for the first quarter 2006.

•                       Company reaffirms full year 2006 adjusted earnings per diluted common share guidance of $3.35 - $3.50.

NEW YORK – April 25, 2006 – iStar Financial Inc. (NYSE: SFI), the leading publicly traded finance company focused on the commercial real estate industry, today reported first  quarter 2006 results.

iStar Financial reported adjusted earnings for the quarter ended March 31, 2006 of $0.90 per diluted common share versus $0.74 per diluted common share for the first quarter 2005. Adjusted earnings allocable to common shareholders for the first quarter 2006 were $102.6 million on a diluted basis, compared to $83.5 million for the first quarter 2005. Adjusted earnings represents net income computed in accordance with GAAP, adjusted for preferred dividends, depreciation, depletion, amortization and gain (loss) from discontinued operations.

Net income allocable to common shareholders for the first quarter was $75.6 million, or $0.66 per diluted common share, compared with $58.3 million, or $0.52 per diluted common share, for the first quarter 2005.

Net investment income for the quarter was $111.2 million, compared to $93.0 million for the first quarter of 2005, primarily due to year-over-year growth of the Company’s balance sheet. Net investment income represents interest income, operating lease income and equity in earnings from joint ventures, less interest expense, operating costs for corporate tenant lease assets and loss on early extinguishment of debt, in each case as computed in accordance with GAAP.

The Company announced that during the first quarter, it closed 16 new financing commitments, for a total of $663 million, of which $611 million was funded during the quarter. In addition, the Company funded $206 million under pre-existing commitments and received $474 million in principal repayments. Two transactions this quarter were sourced by the Company’s recently established iStar Europe subsidiary. Cumulative repeat customer business totaled $9.2 billion at March 31, 2006.

For the quarter ended March 31, 2006, the Company generated return on average common book equity of 21.1%. The Company’s debt to book equity plus accumulated depreciation/depletion and loan loss reserves, as determined in accordance with GAAP, was 2.1x for the first quarter.

Capital Markets Summary

As previously announced, the Company issued $500 million of 5.65% senior unsecured notes due 2011 and $500 million of 5.875% senior unsecured notes due 2016 during the first quarter 2006. In addition, the Company extended the final maturity date on its secured credit facility by two years to January 2008 and reduced its maximum principal amount to $500 million from $700 million. Also during the first quarter 2006, Fitch Ratings upgraded the Company’s senior unsecured debt rating to ‘BBB’ from ‘BBB-’ and its preferred stock rating to ‘BB+’ from ‘BB’. In addition, Moody’s Investors Service upgraded the Company’s senior unsecured ratings to ‘Baa2’ from ‘Baa3’ and its preferred stock rating to ‘Ba1’ from ‘Ba2’ and Standard and Poor’s Ratings upgraded the Company’s long-term unsecured senior debt rating to ‘BBB’ from ‘BBB-’ and its preferred stock rating to ‘BB+’ from ‘BB’.

As of March 31, 2006, the Company had $538 million outstanding under $2.0 billion in credit facilities. Consistent with its match funding policy under which a one percentage point change in interest rates cannot impact adjusted earnings by more than 2.5%, as of March 31, 2006, a 100 basis point increase in rates would have increased the Company’s adjusted earnings by 1.20%.

Earnings Guidance

Consistent with the Securities and Exchange Commission’s Regulation FD and Regulation G, iStar Financial comments on earnings expectations within the context of its regular earnings press releases. The Company continues to expect diluted adjusted earnings per share for the fiscal year 2006 of $3.35-$3.50, and diluted GAAP earnings per share for the fiscal year 2006 of $2.35-$2.50, based on expected net asset growth of approximately $1.5 billion. The Company expects to fund its net asset growth with a combination of unsecured notes and equity.

-more-

Risk Management

At March 31, 2006, first mortgages, participations in first mortgages, senior loans and corporate tenant lease financing collectively comprised 87.9% of the Company’s asset base versus 86.1% in the prior quarter. The Company’s loan portfolio consisted of 58% floating rate and 42% fixed rate loans, with a weighted average maturity of 4.0 years. The weighted average first and last dollar loan-to-value ratio for all structured finance assets was 13.9% and 63.0%, respectively. At quarter end, the Company’s corporate tenant lease assets were 95.7% leased with a weighted average remaining lease term of 11.0 years.

As of March 31, 2006, the Company’s weighted average GAAP yield on its structured finance assets and corporate tenant lease assets was 10.36% and 9.75%, respectively. The company’s net finance margin, calculated as the rate of return on assets less the cost of debt, improved to 3.59% from 3.26% in the prior quarter.

At March 31, 2006, the weighted average risk ratings of the Company’s structured finance and corporate tenant lease assets were 2.71 and 2.42, respectively.

At quarter end, accumulated loan loss reserves and other asset-specific credit protection represented an aggregate of approximately 5.8% of the gross book value of the Company’s loans. In addition, cash deposits, letters of credit, allowances for doubtful accounts and accumulated depreciation relating to corporate tenant lease assets represented 11.9% of the gross book value of the Company’s corporate tenant lease assets at quarter end.

At March 31, 2006, the Company’s non-performing loan assets (NPLs) represented 0.35% of total assets. NPLs represent loans on non-accrual status and repossessed real estate collateral. At March 31, 2006, the Company had two loans on non-accrual and no repossessed assets. In addition, one asset was removed and one asset was added to the watch list this quarter, with watch list assets representing 0.71% of total assets at March 31, 2006.

Other Developments

Earlier this quarter, the Company’s subsidiary, TimberStar, led the acquisition of approximately 900,000 acres of forestland and related assets in Arkansas, Louisiana and Texas from International Paper Co. for approximately $1.17 billion.  Through TimberStar, the Company has committed to provide approximately $468 million of capital to a venture to fund the purchase.  Due to significant interest from a number of equity sponsors, the Company has elected to syndicate part of its capital commitment, which, will ultimately reduce the Company’s investment in the venture to approximately $150 - $175 million. The acquisition is expected to close during the third quarter 2006.

TimberStar seeks to acquire a geographically diverse portfolio of timberlands that generate attractive cash-on-cash yields and capital appreciation. It is focused on creating partnerships with high-quality customers through long-term supply agreements. Prior to the pending purchase of the assets from International Paper, the Company’s TimberStar subsidiary had invested approximately $150 million in its timber portfolio.

Dividend and Annual Meeting

On April 3, 2006, iStar Financial declared a regular quarterly dividend of $0.77. The first quarter dividend will be payable on April 28, 2006 to shareholders of record on April 14, 2006.

The Company will host its Annual Meeting of Shareholders at The Harvard Club of New York City, located at 35 West 44th street, New York, New York 10036 on Wednesday, May 31, 2006 at 9:00 am local time. All shareholders are cordially invited to attend.

[Financial Tables to Follow]

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iStar Financial Inc. is the leading publicly traded finance company focused on the commercial real estate industry. The Company primarily provides custom tailored financing to high end private and corporate owners of real estate, including senior and mezzanine real estate debt, senior and mezzanine corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust (“REIT”), seeks to deliver strong dividends and superior risk-adjusted returns on equity to shareholders by providing innovative and value added financing solutions to its customers.

iStar Financial will hold a quarterly earnings conference call at 10:00 a.m. EDT today, April 25, 2006. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website, www.istarfinancial.com, under the “Investor Relations” section. To listen to the live call, please go to the website’s “Investor Relations” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.’s expectations include completion of pending investments, continued ability to originate new investments, the mix of originations between structured finance and corporate tenant lease assets, repayment levels, the timing of receipt of prepayment penalties, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in iStar Financial Inc.’s SEC reports.)

Selected Income Statement Data

(In thousands)

(unaudited)

	Three Months Ended
	March 31,
	2006	2005

Net investment income	$111,180	$92,985
Other income	14,265	12,604
Non-interest expense	(39,535)	(35,878)
Minority interest in consolidated entities	(248)	(205)
Income from continuing operations	$85,662	$69,506

Income from discontinued operations	142	813
Gain from discontinued operations	2,182	—
Preferred dividend requirements	(10,580)	(10,580)
Net income allocable to common shareholders and HPU holders (1)	$77,406	$59,739

(1)          HPU holders are Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program.

Selected Balance Sheet Data

(In thousands)

	As of	As of
	March 31, 2006	December 31, 2005
	(unaudited)

Loans and other lending investments, net	$4,974,891	$4,661,915
Corporate tenant lease assets, net	3,123,970	3,115,361
Other investments	254,506	240,470
Total assets	8,860,874	8,532,296
Debt obligations	6,122,828	5,859,592
Total liabilities	6,284,882	6,052,114
Total shareholders’ equity	2,542,386	2,446,671

iStar Financial Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2006	2005
Revenue:
Interest income	$126,048	$91,618
Operating lease income	84,319	76,125
Other income	14,265	12,604
Total revenue	224,632	180,347

Costs and Expenses:
Interest expense	93,533	68,951
Operating costs - corporate tenant lease assets	5,940	5,647
Depreciation and amortization	19,402	17,625
General and administrative (1)	19,133	16,003
Provision for loan losses	1,000	2,250
Loss on early extinguishment of debt	—	—
Total costs and expenses	139,008	110,476

Income from continuing operations before other items	85,624	69,871
Equity in earnings from joint ventures	286	(160)
Minority interest in consolidated entities	(248)	(205)
Income from continuing operations	85,662	69,506

Income from discontinued operations	142	813
Gain from discontinued operations	2,182	—
Net income	87,986	70,319

Preferred dividends	(10,580)	(10,580)

Net income allocable to common shareholders and HPU holders	$77,406	$59,739

Net income per common share:
Basic (2)	$0.67	$0.52
Diluted (3) (4)	$0.66	$0.52

Weighted average common shares outstanding:
Basic	113,243	111,469
Diluted	114,357	112,674

(1)	For the three months ended March 31, 2006 and 2005, includes $1,204 and $642 of stock-basedcompensation expense.
(2)	For the three months ended March 31, 2006 and 2005, excludes $1,893 and $1,483 of net income allocable to HPU holders, respectively.
(3)	For the three months ended March 31, 2006 and 2005, excludes $1,875 and $1,468 of net income allocable to HPU holders, respectively.
(4)	For the three months ended March 31, 2006, includes $28 of joint venture income.

iStar Financial Inc.

Reconciliation of Adjusted Earnings to GAAP Net Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2006	2005

ADJUSTED EARNINGS: (1)
Net income	$87,986	$70,319
Add: Depreciation, depletion and amortization	21,012	18,150
Add: Joint venture income	30	42
Add: Joint venture depreciation and amortization	2,724	135
Add: Amortization of deferred financing costs	6,113	7,526
Less: Preferred dividends	(10,580)	(10,580)
Less: Gain from discontinued operations	(2,182)	—

Adjusted earnings allocable to common shareholders and HPU holders:
Basic	$105,073	$85,550
Diluted	$105,103	$85,592

Adjusted earnings per common share:
Basic: (2)	$0.91	$0.75
Diluted: (3)	$0.90	$0.74

Weighted average common shares outstanding:
Basic	113,243	111,469
Diluted	114,357	112,747

Common shares outstanding at end of period:
Basic	113,268	111,494
Diluted	114,375	112,764

(1)   Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determinedin accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’sliquidity, nor is thismeasure indicative of fundsavailable to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

(2)   For the three months ended March 31, 2006 and 2005, excludes $2,569 and $2,124 of net income allocable to HPU holders, respectively.

(3)   For the three months ended March 31, 2006 and 2005, excludes $2,545 and $2,102 of net income allocable to HPU holders, respectively.

iStar Financial Inc.

Consolidated Balance Sheets

(In thousands)

	As of	As of
	March 31, 2006	December 31, 2005
	(unaudited)

ASSETS

Loans and other lending investments, net	$4,974,891	$4,661,915
Corporate tenant lease assets, net	3,123,970	3,115,361
Other investments	254,506	240,470
Investments in joint ventures	198,990	202,128
Cash and cash equivalents	74,243	115,370
Restricted cash	37,580	28,804
Accrued interest and operating lease income receivable	45,504	32,166
Deferred operating lease income receivable	72,875	76,874
Deferred expenses and other assets	69,112	50,005
Goodwill	9,203	9,203
Total assets	$8,860,874	$8,532,296

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$162,054	$192,522

Debt obligations:
Unsecured senior notes	5,092,868	4,108,477
Unsecured revolving credit facilities	538,035	1,242,000
Secured revolving credit facilities	—	—
Secured term loans	393,947	411,144
Other debt obligations	97,978	97,971
Total liabilities	6,284,882	6,052,114
Minority interest in consolidated entities	33,606	33,511
Shareholders’ equity	2,542,386	2,446,671
Total liabilities and shareholders’ equity	$8,860,874	$8,532,296

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

PERFORMANCE STATISTICS

Three Months Ended
March 31, 2006
Net Finance Margin
Weighted average GAAP yield of loan and CTL investments	10.11%
Less: Cost of debt	(6.52)%
Net Finance Margin (1)	3.59%

Return on Average Common Book Equity
Adjusted basic earnings allocable to common shareholders and HPU holders (2)	$105,073
Adjusted basic earnings allocable to common shareholders and HPU holders - Annualized (A)	$420,293

Average total book equity	$2,494,528
Less: Average book value of preferred equity	(506,176)
Average common book equity (B)	$1,988,352

Return on Average Common Book Equity (A) / (B)	21.1%

Efficiency Ratio
General and administrative expenses (C)	$19,133
Total revenue (D)	$224,632
Efficiency Ratio (C) / (D)	8.5%

(1)   Weighted average GAAP yield is the annualized sum of interest income and operatinglease income, divided by the sum of average gross corporate tenant lease assets, average loans and other lending investments, average SFAS No. 141 purchase intangibles and average assets held for sale over the period. Cost of debt is the annualized sum of interest expense and operatingcosts–corporate tenant lease assets, dividedby the average grossdebt obligations over the period. Operatinglease income andoperatingcosts–corporate tenant lease assets exclude SFAS No. 144 adjustments from discountinuedoperations of $165 and ($8), respectively. The Company does not consider net finance margin to be a measure of the Company’s liquidity or cash flows. It isone of several measuresthat management considersto be an indicator of the profitability of its operations.

(2)   Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

CREDIT STATISTICS

	Three Months Ended
	March 31, 2006
Book debt (A)	$6,122,828

Book equity	$2,542,386
Add: Accumulated depreciation/depletion and loan loss reserves	365,924
Sum of book equity, accumulated depreciation/depletion and loan loss reserves (B)	$2,908,310

Book Debt / Sum of Book Equity, Accumulated Depreciation/Depletion and Loan Loss Reserves (A) / (B)	2.1	x

Ratio of Earnings to Fixed Charges	1.9	x

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.7	x

Interest Coverage
EBITDA(1) (C)	$202,819
GAAP interest expense (D)	$93,533

EBITDA / GAAP Interest Expense (C) / (D)	2.2	x

Fixed Charge Coverage
EBITDA(1) (C)	$202,819
GAAP interest expense	$93,533
Add: Preferred dividends	10,580
Total GAAP interest expense and preferred dividends (E)	$104,113

EBITDA / GAAP Interest Expense and Preferred Dividends (C) / (E)	1.9	x

RECONCILIATION OF NET INCOME TO EBITDA
Net income	$87,986
Add: GAAP interest expense	93,533
Add: Depreciation, depletion and amortization	21,300
EBITDA (1)	$202,819

(1)          EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating EBITDA may differ from the calculations of similarly-titled measures by other companies.

FINANCING VOLUME SUMMARY STATISTICS (1)

Three Months Ended March 31, 2006

	LOAN ORIGINATIONS
			Total/
		Floating	Weighted	CORPORATE
	Fixed Rate	Rate	Average	LEASING
Amount funded	$281,632	$308,448	$590,081	$10,424
Weighted average GAAP yield	11.26%	9.63%	10.41%	8.74%
Weighted average all-in spread/margin (basis points) (2)	672	502	—	415
Weighted average first $ loan-to-value ratio	8.6%	14.6%	11.8%	N/A
Weighted average last $ loan-to-value ratio	65.7%	57.8%	61.6%	N/A

UNFUNDED COMMITMENTS
Number of assets with unfunded commitments				54
Discretionary commitments				$34,996
Non-discretionary commitments				1,275,058
Total unfunded commitments				$1,310,054
Estimated weighted average funding period			Approximately 4.5 years

UNENCUMBERED ASSETS				$8,460,448

RISK MANAGEMENT STATISTICS

	2006	2005
(weighted average risk rating)	March 31,	December 31,	September 30,	June 30,	March 31,
Structured Finance Assets	2.71	2.63	2.60	2.52	2.71
Corporate Tenant Lease Assets	2.42	2.38	2.36	2.36	2.36

			(1=lowest risk; 5=highest risk)

(1)          Excludes other investments.

(2)          Based on average quarterly one-month LIBOR (floating-rate loans) and U.S. Treasury rates (fixed-rate loans and corporate leasing transactions) during the quarter.

iStar Financial Inc.

Supplemental Information

(In thousands, except per share amounts)

(unaudited)

LOANS AND OTHER LENDING INVESTMENTS CREDIT STATISTICS

	As of
	March 31, 2006		December 31, 2005
	$	%	$	%
Carrying value of non-performing loans /
As a percentage of total assets	$30,971	0.35%	$35,291	0.41%

Reserve for loan losses /
As a percentage of total assets	$47,876	0.54%	$46,876	0.55%
As a percentage of non-performing loans		155%		133%

RECONCILIATION OF DILUTED ADJUSTED EPS

GUIDANCE TO DILUTED GAAP EPS GUIDANCE (1)

Year Ended
December 31, 2006

Earnings per diluted common share guidance	$2.35 - $2.50
Add: Depreciation, depletion and amortization per diluted common share	$0.85 - $1.15
Adjusted earnings per diluted common share guidance	$3.35 - $3.50

(1)          Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

iStar Financial Inc.

Supplemental Information

(In millions)

(unaudited)

PORTFOLIO STATISTICS AS OF MARCH 31, 2006 (1)

	$	%
Security Type
Corporate Tenant Leases	$3,483	40.0%
First Mortgages / Senior Loans	4,177	47.9
Mezzanine / Subordinated Debt	846	9.7
Other Investments	212	2.4
Total	$8,718	100.0%

Collateral Type
Office (CTL)	$1,653	19.0%
Industrial / R&D	1,355	15.5
Office (Lending)	571	6.6
Entertainment / Leisure	913	10.4
Hotel (Lending)	444	5.1
Mixed Use / Mixed Collateral	977	11.2
Apartment / Residential	598	6.9
Retail	1,226	14.0
Hotel (CTL)	268	3.1
Other	713	8.2
Total	$8,718	100.0%

Collateral Location
West	$2,101	24.1%
Northeast	1,571	18.0
Southeast	1,205	13.8
Central	627	7.2
Mid-Atlantic	732	8.4
Various	910	10.4
South	589	6.8
Southwest	463	5.3
North Central	319	3.7
Northwest	201	2.3
Total	$8,718	100.0%

(1)          Figures presented prior to loan loss reserves, accumulated depreciation and impact of statement of Financial Accounting Standards No. 141 (“SFAS No. 141”) “Business Combinations.”